EXHIBIT 99.1

Press Release	Source: ValCom, Inc.

VALCOM SIGNS AANTV TELEVISION NETWORK

CLEARWATER, FL--(MARKET WIRE)--Feb 11, 2009 -- ValCom, Inc. (OTC BB: VLCO.OB - News) (Frankfurt:VAM.F - News), a leader in media technology, facilities and production content for television programming and related services, is please to announces the signing of a memo of understanding with the America’s Auction Network (AANTV) to purchase for cash and stock further solidifying ValCom’s growth in becoming an International Media giant and infused ValCom with over 50 million dollars in annual revenue and access to an additional 48 million households.

About AANTV
America’s Auction Network www.aantv.com is one of the world’s largest independent auction houses and one of the fastest growing shopping networks with the most diverse niche product lines from art, antiques, coins, collectibles, jewelry, gems and real estate -- even meteorites from outer space. Shows and auctions are available to 48-million plus U.S. households via MOS Cable Systems, Broadcast Stations and Direct TV and Dish Network simulcast around the world.

AANTV has established an ever-growing product line and revenues that currently exceed $50-million annually. The network is currently available on 24 hour web casts; Time Warner Cable, Bright House, Direct TV and Dish networks; will launch in United Europe in October, 2008 and will then extend to additional major territories including major Asian markets. This coverage will eventually give AANTV a 24-hour constant prime-time auction audience. Expansion into the European market was secured with a 24 hour channel on an APS/Astra satellite transponder 87.

“The merger with AANTV and ValCom looks like a marriage made in heaven,” said Jeremiah Hartman, Director / President of the American Auction Network. “With our 30+ years in merchandising and marketing, 22 of those years in the home shopping venue and ValCom’s extensive management of networks, media, communications, and production experience the last 25 years, we anticipate revenues to increase to over $250-million in the next four years.”

“By adding AANTV, ValCom has secured another valuable asset on an ambitious plan taking us from $2-million to $100-million,” comments Vince Vellardita, CEO / President of ValCom. The company once enjoyed a market cap of $275-million and ValCom is intent on surpassing that previous position with unprecedented growth. “Management and operations are solidly in place for our teleport, two television networks, facilities, revenue and earnings that increase shareholder value.”

Vellardita, a self-acclaimed survivor of “success-excess”, Wall Street rebukes and personal health challenges has rallied in all areas and is re-building his company to an even greater value than once held. “I’m back in with a passion and our entire team is steamrolling through each day paying attention to detail and with our eyes riveted on long term goals.”

About ValCom
Based in Clearwater, FL., ValCom, Inc. is a diversified, fully integrated, independent entertainment company that has been in operation since 1983. ValCom, Inc., through its operating divisions and subsidiaries, creates and operates full service facilities that accommodate film, television and commercial productions with its four divisions comprised of studio and rental, television and film, broadcasting, and live theatre. ValCom's client list consists of all of the majors such as MGM, Paramount Pictures, Warner Bros, Disney, CBS, Sony, NBC, Phantom of the Opera, HSN, and more. Visit: www.valcom.tv

Forward-Looking Statements

From time to time, the company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly. Investor Relations:

Lyndi Demers 727.953.9778 Lyndi@Valcom.tv